As filed with the Securities and Exchange Commission on June 10, 2026

Registration No. 333-285240

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASIMO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0368882
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

52 Discovery
Irvine, California 92618
(949) 297-7000

(Address, including zip code, and telephone number, including area code of principal executive offices)

Micah Young

EVP, Chief Financial Officer

Masimo Corporation

52 Discovery

Irvine, California 92618

(949) 297-7000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel Wolf, P.C.

David M. Klein, P.C.

Brian H. Junquera

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Masimo Corporation, a Delaware corporation (the “Registrant”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-285240) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2025, to deregister all securities registered pursuant to the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

On June 10, 2026, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 16, 2026, by and among the Registrant, Danaher Corporation, a Delaware corporation (“Parent”), and Mobius Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Exhibit 2.1 in the Registrant’s Form 8-K filed with the SEC on February 17, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 10, 2026.

MASIMO CORPORATION

By:	/s/ Micah Young
	Name:	Micah Young
	Title:	EVP, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.